EXHIBIT 3


                              ARTICLES OF MERGER OF
                           AUG ACQUISITION CORPORATION
                             (a Florida corporation)
                                      INTO
                       SYNTHESYS SECURE TECHNOLOGIES, INC.
                             (a Florida corporation)

         Pursuant to Section 607.1105 of the Florida Business Corporation Act, the undersigned corporations adopt the following Articles of Merger:

         FIRST:  The plan of merger is as follows:

         1. Merger. AUG ACQUISITION CORPORATION, a Florida corporation bearing Document #P01000114960 ("Acquisition") shall be merged (the "Merger") with and into SYNTHESYS SECURE TECHNOLOGIES, INC., a Florida corporation bearing Document #P01000049674 ("SSTI"). SSTI and Acquisition are sometimes hereinafter collectively referred to as the "Constituent Corporations." SSTI shall be the surviving corporation of the Merger (the "Surviving Corporation"), effective upon the date when these Articles of Merger are filed with the Department of State of the State of Florida (the "Effective Date").

         2. Articles of Incorporation and By-Laws. The Articles of Incorporation of SSTI shall be the Articles of Incorporation of the Surviving Corporation, except that such Articles of Incorporation shall be amended and restated to read in their entirety substantially the same as the Articles of Incorporation of Acquisition and shall be the Articles of Incorporation of the Surviving Corporation following the Effective Date hereinafter attached as Exhibit "A", until the same shall be amended or repealed in accordance with the provisions thereof or applicable law, which power to amend or repeal is hereby expressly reserved, and all rights or powers of whatsoever nature conferred in such Articles of Incorporation of the Surviving Corporation, shall constitute the Articles of Incorporation of the Surviving Corporation separate and apart from these Articles of Merger. The Bylaws of Acquisition, as same shall exist from and after the Effective Date, shall be the Bylaws of the Surviving Corporation following the Effective Date, until the same shall be amended or repealed in accordance with the provisions thereof or applicable law, which power to amend or repeal is hereby expressly reserved, and all rights or powers of whatsoever nature conferred in such Bylaws of the Surviving Corporation shall constitute the Bylaws of the Surviving Corporation separate and apart from these Articles of Merger.

         3. Succession. On the Effective Date, SSTI shall continue its corporate existence under the laws of the State of Florida, and the separate existence and corporate organization of Acquisition, except insofar as it may be continued by operation of law, shall be terminated and cease.

BRIAN A. PEARLMAN, ESQ., FLA. BAR #0157023
Atlas Pearlman, P.A.
350 East Las Olas Boulevard, Suite 1700
Fort Lauderdale, Florida 33301  Phone No.: (954) 763-1200



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         4. Conversion of Shares. On the Effective Date, by virtue of the Merger and without any further action on the part of the Constituent Corporations or their shareholders, every two shares of capital stock of Acquisition issued and outstanding immediately prior to the Effective Time, shall, without further action, be converted into one fully paid and non-assessable share of common stock of the Surviving Corporation.

         SECOND: The Effective Date of the Merger is the date upon which these Articles of Merger are filed with the Department of State of the State of Florida.

         THIRD: The Plan of Merger was adopted by the board of directors and stockholders of SSTI on the 28th day of December, 2001, and by the board of directors and stockholders of Acquisition on the 28th day of December, 2001.



Signed this 28th day of December, 2001.


SYNTHESYS SECURE TECHNOLOGIES, INC.,          AUG ACQUISITION CORPORATION,
a Florida corporation                         a Florida corporation



By:/s/ Peter Letizia                          By:/s/ Laurence S. Issacson
   Peter Letizia, President                      Laurence S. Isaacson, Director










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